Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-06378, No. 333-103888, No. 333-108149, No. 333-129640, No. 333-129733, No. 333-145041, No. 333-152662, No. 333-157729, No. 333-185886, No. 333-185887, No. 333-185889 and No. 333-185890 each on Form S-8, and Registration Statement No. 333-183695 and No. 333-192115 each on Form F-3 of our reports dated 30 April 2014 relating to the consolidated financial statements of WPP plc and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of WPP plc for the year ended 31 December 2013.

Date: 30 April 2014

/s/ Deloitte LLP
Deloitte LLP
London, United Kingdom